(As filed with the Securities and Exchange Commission on August 19, 2004)

                                                                File No. 70-9793

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     POS AMC

                         Post-Effective Amendment No. 8
                               (Amendment No. 11)
                                       TO
                                    FORM U-1
                             APPLICATION/DECLARATION
                                      UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
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                                FIRSTENERGY CORP.
                      MYR GROUP, INC. AND ITS SUBSIDIARIES
                              76 South Main Street
                                Akron, Ohio 44308

       (Names of companies filing this statement and address of principal executive office)
       -------------------------------------------------------------------

                                FIRSTENERGY CORP.

          (Name of top registered holding company parent of applicant)
       -------------------------------------------------------------------

        Leila L. Vespoli,                              Douglas E. Davidson, Esq.
        Senior Vice President and General Counsel      Thelen Reid & Priest LLP
        FirstEnergy Corp.                                  875 Third Avenue
        76 South Main Street                           New York, New York 10022
        Akron, Ohio 44308
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                   (Names and addresses of agents for service)

         Post-Effective Amendment No. 5 (Amendment No. 8) filed in this proceeding on April 14, 2003 is hereby withdrawn./1/


                                   SIGNATURES


         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this statement to be signed on their behalves by the undersigned thereunto duly authorized.


                                       FIRSTENERGY CORP.
                                       MYR GROUP, INC.


                                       By: /s/ Harvey L. Wagner
                                               ----------------
                                               Harvey L. Wagner
                                               Vice President and Controller


Date:        August 19, 2004


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1  Two intervening Post-Effective Amendments in this proceeding (Post-Effective
Amendment No. 6, filed May 29, 2003, and Post-Effective Amendment No. 7, filed June 30, 2003) concerned matters unrelated the authorizations requested in Post-Effective Amendment No. 5 and are therefore not affected by the request for withdrawal of Post-Effective Amendment No. 5.